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
                                                                                                             EXHIBIT 11.1
                                                         AMERICREDIT CORP.
                                        STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                       (dollars in thousands, except per share amounts)

                                                       Three Months Ended            Six Months Ended
                                                          December 31,                 December 31,
                                                       ------------------            ----------------
                                                       1999          1998            1999        1998
                                                       ----          ----            ----        ----
Weighted average shares
  oustanding                                        73,988,228    62,857,131      70,745,962  62,657,929

Incremental shares
  resulting from assumed
  exercise of stock options                          4,970,185     3,892,914       4,572,494   4,261,063
                                                    ----------    ----------      ----------  ----------

Weighted average shares and
  assumed incremental shares                        78,958,413    66,750,045      75,318,456  66,918,992
                                                    ==========    ==========      ==========  ==========

NET INCOME                                             $19,609       $17,376         $44,933     $32,858
                                                       =======       =======         =======     =======

EARNINGS PER SHARE:

  Basic                                                $   .27       $  .28          $   .64     $   .52
                                                       =======       =======         =======     =======

  Diluted                                              $   .25       $  .26          $   .60     $   .49
                                                       =======       =======         =======     =======


Basic earnings per share have been computed by dividing net income by weighted average shares outstanding.

Diluted earnings per share have been computed by dividing net income by the weighted average shares and assumed incremental shares. Assumed incremental shares were computed using the treasury stock method. The average common stock market price for the period was used to determine the number of incremental shares.









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